SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

FOR JPMORGAN INSTITUTIONAL TRUST

(Amended as of November 16, 2023)

JPMorgan Intermediate Bond Trust1

JPMorgan Core Bond Trust

*  *  *  *  *

J.P. Morgan Investment Management, Inc.

By:
Name:
Title:

JPMorgan Institutional Trust

By:
Name:
Title:

[1]	To liquidate on or about January 31, 2024.